DEAN HELLER
           Secretary of State
           204 North Carson Street, Suite 1
[SEAL]     Carson City, Nevada 89701-4299
           (775) 684-5708
           Website: secretaryofstate.biz
                                                      FILED # C6530-99
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  |   Certificate of Amendment               |
  |   (PURSUANT TO NRS 78.385 and 78.390)    |
  |                                          |        OCT 14 2004
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                                                      IN THE OFFICE OF
                                                      /s/ DEAN HELLER
                                                      SECRETARY OF STATE

Important: Read attached instructions before completing form.

      Certificate of Amendment to Articles of Incorporation
                  For Nevada Profit Corporations
  (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:             Whole Living, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     ARTICLE II: SHARES

      The amount of the total authorized capital stock of the Corporation is 100,000,000 shares of common stock, par value $0.001 per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any other payment
      thereof.   Said stock shall not be subject to assessment to pay the
      debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed by the Corporation.

      The Corporation is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments is:________
_________________.*

4.   Effective date of filing (optional):____________________________________
                                           (must not be later than 90 days
                                           after the certificate is filed.)

5.   Officer Signature (required):        /s/ Sharmon Smith
                                   _________________________________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holder of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule. Nevada Secretary of State AM 78.385 Amend 2003

Revised on 11/03/03